Exhibit 99.2
FOR IMMEDIATE RELEASE

1stDibs Announces Leadership Transition: Bradford Shellhammer to Become Chief Executive Officer, David Rosenblatt Transitions to Executive Chair, effective January 1, 2027

NEW YORK, Nov. 5, 2026 /Businesswire/ -- 1stDibs.com, Inc. (NASDAQ: DIBS), a leading online marketplace for luxury and design, today announced a leadership transition plan. Bradford Shellhammer, the company’s Chief Product Officer and Chief Marketing Officer, will become Chief Executive Officer and a member of the company’s Board of Directors effective January 1, 2027. David Rosenblatt, who has served as Chief Executive Officer and Chair of the Board since 2011, will transition to Executive Chair.
David Rosenblatt said, “When I joined, we were a niche listings site, mostly domestic and mostly focused on vintage and antique furniture. We made the leap to become a transactional marketplace, have become fully global and established a strong presence in additional verticals. It has been an honor to lead 1stDibs for the last 15 years.
I could not be more excited to see Bradford usher in the next era of growth at 1stDibs. Bradford is a perfect exemplar individually of what we are as a company: a marriage of sophisticated technology and deep experience in design. In his time here, he has modernized our approach to marketing and design, rebuilt our product roadmap to substantially improve the experience of our buyers and sellers, and laid the foundation to do what he has done in his past roles: appeal to the next generation of design enthusiasts without losing the customers who have been with us for over two decades.”
Bradford Shellhammer said, “I am deeply honored to succeed David and step into the role of CEO of 1stDibs. Over the past 15 months, I have met and listened directly to our sellers and buyers. Solving their top problems has become our blueprint for innovation. We are fully committed to keeping our platform safe and trustworthy, removing friction for our community, deepening our partnership with our dealers, and making the world’s most extraordinary design welcoming, accessible, and inspiring for every collector, from the aficionado to the emerging connoisseur.”
Lead Independent Director Matt Cohler commented, “Bradford is the right leader to guide 1stDibs into its next chapter, and the Board is fully confident in his ability to do so. On behalf of the Board, I thank David for his service and for the strong foundation he has built. We are fortunate that he will remain involved as Executive Chair.”
About Bradford Shellhammer
Bradford Shellhammer serves as 1stDibs’ Chief Product Officer and Chief Marketing Officer, leading the company’s Product, Marketing, Supply, and Operations functions. He joined 1stDibs in August 2025 after serving as Chief Product and Marketing Officer at Rent the Runway. Previously, he was Chief Product Officer at Reverb and held roles at eBay, most recently as VP of Buyer Experience. Bradford has also founded three start-ups, most notably Fab.com, a flash sale site for homeware and design.

About 1stDibs
1stDibs is a leading luxury marketplace connecting design lovers with sellers and makers of highly coveted vintage, antique and contemporary furniture, home decor, art, fine jewelry, watches and fashion.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the timing of the leadership transition. These statements involve risks and uncertainties that could cause actual results to differ materially. Please see 1stDibs’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports, for a discussion of these risks.

Media Contact: Sam Pape | samuel.pape@1stdibs.com

Investor Relations Contact: Kevin Labuz | investors@1stdibs.com